[Aetna Letterhead]                            151 Farmington Avenue
[Aetna Logo]                                  Hartford, CT 06156

                                              Shaun P. Mathews
                                              Vice President
                                              Aetna Life Insurance and Annuity
                                                Company, TN41
                                              (860) 273-4908
                                              Fax: (860) 273-4247

Board of Directors
Portfolio Partners, Inc.
151 Farmington Avenue
Hartford, CT 06156

Ladies and Gentlemen:

Aetna Life Insurance and Annuity Company ("Aetna") will provide on or before August 21, 1997 a minimum of $20,000 of initial capital to each of the various series ("Portfolios") of Portfolio Partners, Inc. (the "Fund").

Form N-1A under the Securities Act of 1933 and the Investment Company Act of 1940 requires that there be filed with the Fund's registration statement, as an exhibit, "copies of any agreements or understandings made in consideration for providing the initial capital between or among the Registrant, the underwriter, adviser, promoter or initial stockholders and written assurances from promoters or initial stockholders that their purchases were made for investment purposes without any present intention of redeeming or reselling;..."

This will advise you that, while there are no formal agreements or understandings between the Fund and Aetna in consideration for Aetna's providing the initial capital, Aetna hereby assures you that its purchase of $20,000 worth of shares of each of the Portfolios was made for investment purposes and that Aetna has no present intention of redeeming or reselling those shares. Aetna does, however, reserve the right to make additional investments in shares of each of the Portfolios and to redeem any or all of its shares in a manner which would be consistent with the Securities Act of 1933 and the Investment Company Act of 1940.

Sincerely,

Shaun P. Mathews
Vice President
Aetna Life Insurance and Annuity Company